PRESS RELEASE

SMART PEOPLE
SUPERB TECHNOLOGY

ssctech.com

Exhibit 99.1

SS&C Technologies to Acquire Innovest Systems

Strategic acquisition will complement SS&C services for trust companies

WINDSOR, CT, April 30, 2020 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC), today announced it has entered into a definitive agreement to acquire Innovest Systems for a total consideration of $120 million. New York-based Innovest builds systems for trust accounting, payments and unique asset servicing on modern, web-based technology. The purchase price will consist of $100 million in cash and $20 million in SS&C stock, with the value of the stock portion based on the trading price between April 20, 2020 and the date of the closing. The parties expect that the transaction will close in Q2 2020.

The acquisition adds more than 150 full-time employees in New York, Sacramento, California, and Arlington, Texas.

Innovest’s flagship product InnoTrust offers solutions to support the accounting and reporting needs of trust companies, banks, private banks, retirement plan administrators, and others. Innotrust meets customer needs to control, account for and report on assets held in trust, wealth, and retirement accounts. Complementary solutions in Innovest’s suite include custody, payments, unique assets, trade execution and other related solutions and managed services.

“In today’s challenging market environment, it is our mission to deliver must-have technology and service to our clients to help them reach their target markets,” said Bill Stone, Chairman and CEO. “The addition of Innovest’s innovative solutions and seasoned team will allow us to simplify wealth managers’ operations with a one-stop-shop for wealth and trust accounting and reporting.”

“We are excited to join forces with SS&C Technologies to deliver critical tools and support to our customers in these changing times,” said Glenn Schmidt, CEO of Innovest Systems. “There is more than USD90 trillion in assets in trusts and demand for reliable accounting solutions in this space has been growing. The combination of our trust accounting platform and SS&C’s investment management solutions will provide our clients with an unparalleled competitive offering.”

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

About Innovest Systems

Innovest’s forward thinking technology solutions are the choice of many of the largest Trust Companies, Wealth Management firms, Retirement Platforms, and Philanthropic organizations in the industry.

Its scalable and robust cloud-based technology stack is used to support AUA in trust accounting and wealth management, retirement accounts, collective funds, payments and statements & tax forms. Innovest’s Managed Services division also provides comprehensive back- and middle-office services to organizations around the country.

Innovest is also the largest provider of fiduciary Unique Asset accounting, management and outsourcing services in the country, covering assets including Oil, Gas, Minerals, Real Estate, Closely-Held Businesses and Farms.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

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